Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3 Year Autocallable Buffered Securities Linked to an Unequally Weighted Basket

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.	
Guarantor:	Citigroup Inc.	
Basket:	Underlying	Weighting
	NVIDIA Corporation (ticker: "NVDA")	32.00%
	Microsoft Corporation (ticker: "MSFT")	24.00%
	Alphabet Inc. (ticker: "GOOG")	12.00%
	Apple Inc. (ticker: "AAPL")	11.00%
	Amazon.com, Inc. (ticker: "AMZN")	10.00%
	Netflix, Inc. (ticker: "NFLX")	6.00%
	CrowdStrike Holdings, Inc. (ticker: "CRWD")	5.00%
Pricing date:	June 14, 2024	
Valuation dates:	June 17, 2025, June 15, 2026 and June 14, 2027 (the "final valuation date"), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur	
Maturity date:	Unless earlier redeemed, June 17, 2027	
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the basket value is greater than or equal to the initial basket value, the securities will be automatically redeemed for an amount equal to the principal plus the applicable premium	
Premium:	At least 12.90% of the stated principal amount per annum*	
Payment at maturity (if not autocalled):	• If the final basket value is greater than or equal to the initial basket value: $1,000 + the premium applicable to the final valuation date • If the final basket value is less than the initial basket value but greater than or equal to the final buffer value: $1,000 • If the final basket value is less than the final buffer value: $1,000 + [$1,000 × (the basket return + the buffer percentage)] **If the securities are not automatically redeemed prior to maturity and the final basket value is less than the final buffer value, which means that the basket has depreciated from the initial basket value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.**	
Initial basket value:	100	
Basket value:	On any valuation date, 100 × (1 + the sum of the weighted underlying returns of the underlyings determined as of that date)	
Final basket value:	The basket value on the final valuation date	
Basket return:	(i) The final basket value *minus* the initial basket value, *divided by* (ii) the initial basket value	
Weighted underlying return:	For each underlying, its underlying return *multiplied by* its weighting	
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date *minus* its initial underlying value, *divided by* (ii) its initial underlying value	
Final buffer value:	85, 85% of the initial basket value	
Buffer percentage:	15%	
CUSIP / ISIN:	17331UXV4 / US17331UXV42	
Stated principal amount:	$1,000 per security	
Pricing Supplement:	Preliminary Pricing Supplement dated June 3, 2024	

*The actual premium will be determined on the pricing date.
**The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary.

Hypothetical Interim Payment per Security**

Valuation Date on which the Basket Value Exceeds the Initial Basket Value	Premium	Hypothetical Payment at Early Redemption
June 17, 2025	12.90%	$1,129.00
June 15, 2026	25.80%	$1,258.00

If the basket value is greater than or equal to the initial basket value on any valuation date prior to the final valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date.

Hypothetical Payment at Maturity**

Assumes the securities have not been automatically redeemed prior to maturity.


$2,000.00
$1,750.00
$1,500.00
$1,387.00
$1,250.00
$1,000.00
$750.00
$500.00
$250.00
$150.00
$0.00
Payment at Maturity per Security
$1,387.00 ($1,000 plus Premium at Maturity)
$1,000.00 Stated Principal Amount
$150.00 Minimum Payment at Maturity
A
B
C
-15%
38.70%
-100% -80% -60% -40% -20% 0% 20% 40% 60% 80% 100%
Basket Return

	Hypothetical Basket Return	Hypothetical Security Return	Hypothetical Payment at Maturity
C	50.00%	38.70%	$1,387.00
	25.00%	38.70%	$1,387.00
	5.00%	38.70%	$1.387.00
	0.00%	38.70%	$1,387.00
B	-5.00%	0.00%	$1,000.00
	-15.00%	0.00%	$1,000.00
A	-15.01%	-0.01%	$999.90
	-75.00%	-60.00%	$400.00
	-100.00%	-85.00%	$150.00

Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final basket value. If the final basket value is less than the final buffer value, which means that the basket has depreciated from the initial basket value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. • If the securities are automatically redeemed, the appreciation potential of the securities is limited by the premium specified for the valuation date prior to the final valuation date. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • You will not receive dividends or have any other rights with respect to the underlyings . • The performance of the securities will depend on the basket value solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings that constitute the basket on or near the valuation dates • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Changes in the closing values of the underlyings may offset each other. • The underlyings may be highly correlated in decline. • An investment in the securities is not a diversified investment. • The underlyings are unequally weighted. • Our offering of the securities is not a recommendation of the basket or the underlyings . • The issuer and its affiliates may have conflicts of interest with you. • Even if the issuer of an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the values of the underlyings . • If an underlying is delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. • The securities may become linked to shares of an issuer other than the original issuers of the underlyings upon the occurrence of a reorganization event or upon the delisting of an underlying. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. • Changes that affect the underlyings may affect the value of your securities. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.